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             UNIVERSAL ACCESS ADOPTS SHAREHOLDER RIGHTS PLAN

CHICAGO - JULY 28, 2000 - The Board of Directors of Universal Access Inc., (NASDAQ: UAXS), a leading provider of telecommunications and Internet network services, today announced the adoption of a Shareholder Rights Plan as an appropriate measure to assure that all shareholders are treated equally and receive a fair price in any potential offer for the company's shares. The plan's adoption is not in response to any current proposal.

"With the growing success of our business, we are determined to protect our investors' interests and assure their ongoing ability to participate in our future," said Patrick Shutt, Chairman, President and CEO of Universal Access.

Under the plan, Universal Access will issue a dividend of one right for each share of common stock outstanding as of the close of business on September 1, 2000. The rights only separate and become exercisable by holders at least 10 days after a person or group acquires, or announces an offer to acquire, beneficial ownership of 15% or more of the company's common stock (the threshold level is 26% in the case of Internet Capital Group). If an acquirer exceeds the applicable threshold, rights holders other than the acquirer will be entitled to purchase, at an exercise price of $225 per share, a number of shares of the company's stock having a then current market value of twice the exercise price.

The plan also includes common provisions for exchange or redemption by the Board, as well as continuation of rights following a merger or significant asset sale. Further information will be mailed to shareholders as of the record date.

ABOUT UNIVERSAL ACCESS
Headquartered in Chicago, Universal Access provides clients with a single, outsourced, carrier-neutral solution to the challenges they face within a fragmented network services market. Universal Access has relationships with industry leaders including AboveNet (MFN), Allied Riser Communications, AT&T, BCE Nexxia, Broadwing Communications, Cable & Wireless, GTEi, MCI WorldCom, UUNET, Williams Communications and Winstar to help build the global infrastructure needed to fuel the growth of the Internet.

Universal Access provides the only solution in the marketplace today that delivers end-to-end network connections to ISPs, ASPs, and TSPs with the speed-to-market required to support the increasingly high global bandwidth demands. By combining information and interconnection facility management, Universal Access is provisioning end-to-end, high-speed network circuits and capacity much more quickly and cost-effectively than their customers are able to do themselves. Two unique strategic pillars enable the unparalleled speed-to-market: the Universal Information Exchange (UIX), a proprietary database containing pricing, location and circuit availability from more than 60 transport suppliers, and Universal Transport Exchanges (UTX), physical interconnection facilities that provide the infrastructure needed to connect all of the competing networks together.

For additional information regarding the company, please visit www.universalaccess.net

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CONTACTS:

MEDIA:

Randy Pitzer
Universal Access
312.660.6487
rpitzer@universalaccess.net

INVESTORS:

Brad Samson                      Juliet Kirchner
Universal Access                 Universal Access
312.660.6486                     312.660.5037
bsamson@universalaccess.net      jkirchner@universalaccess.net

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